EXHIBIT 99.1
                                                   ------------

                                                 Chevron Corporation
                                                 Public Affairs
                                                 P. O. Box 7753
                                                 San Francisco, CA 94120-7753
                                                 Phone 415 894 4246

News

For Release at 6:00 AM PST
January 22, 1998
--------------------------

             Chevron Reports Record 1997 Net Income of $3.310 Billion

      Fourth Quarter 1997 net income doubled to $929 million
      Operating earnings for the year increased 20 percent to a record $3.180 billion
      Annual return on capital employed, excluding the effects of special items, was 14.7 percent, the highest in the last decade
      Debt was reduced by more than $600 million during the year
      Annual dividends increased for the tenth consecutive year
      A $2.0 billion share repurchase program began in December 1997 International liquids production increased 4 percent, an increase for the eighth consecutive year
      Worldwide net oil and gas reserve additions exceeded production for the fifth consecutive year
      U. S. net oil and gas reserve additions replaced production for the first time since 1984

   San Francisco, Jan. 22 - Chevron Corporation today reported that preliminary net income for the year 1997 was a record $3.310 billion ($5.03 per share), up 27 percent from 1996 net income of $2.607 billion ($3.98 per share). Net income for 1997 included net benefits of $130 million from special items while net income in 1996 included $44 million of net special charges.
   Net income of $929 million ($1.41 per share) for the fourth quarter 1997 included net benefits of $122 million from special items, primarily net gains from asset dispositions and favorable prior-year tax adjustments. Fourth quarter 1996 net income of $464 million ($0.71 per share) included special charges totaling $221 million, mostly related to the then-expected merger of the company's United Kingdom refining and marketing operations with two other oil companies.
   Operating earnings for 1997 were $3.180 billion, up 20 percent from $2.651 billion earned in 1996, after excluding special items in both years. Fourth quarter 1997 operating earnings increased 18 percent to $807 million from $685 million earned in the 1996 fourth quarter.

                                     Fourth Quarter                 Year
                                     --------------            ---------------
$ Millions                           1997      1996             1997      1996
                                     -----     -----           -----     -----
Operating Earnings                    807       685            3,180     2,651
Special Items                         122      (221)             130       (44)
                                      ---      ----            -----     ------
     Net Income                       929       464            3,310     2,607
                                      ===      ====            =====     =====

   Chairman and CEO Ken Derr said "For the second year in a row, I am very pleased to announce that our company earned record profits. In spite of lower crude oil prices, we reached our earnings goal of $3 billion one year ahead of schedule. Our earnings improvement in 1997 was driven by the excellent performance of our U.S. refining and marketing operations and our continued focus on international liquids production growth. Our employees executed our plans with excellence and built on the success we demonstrated in 1996.
   Derr continued "Our U.S. refining and marketing business had its best year since 1988. Our strategies of maximizing brand value, maintaining incident free operations, and focusing on controlling costs really paid off. U.S. refining and marketing 1997 operating earnings of $662 million more than doubled from last year's level, benefiting from increased refined product demand and improved sales margins.
   "International exploration and production operations increased net liquids production by 4 percent, to 731,000 barrels per day in 1997, the eighth consecutive year of production increases. In the U.S., I'm pleased that we reversed the decline in liquids production that we've seen during the last several years and increased production to 343,000 barrels per day from 341,000 barrels per day in 1996.
   Derr said "Operating expenses, excluding the effects of special items, declined 7 percent to $5.68 per barrel in 1997. The per-barrel reduction in operating expenses was due to an absolute reduction of more than $200 million and a 4 percent increase in liquids production and product sales volumes.
Since 1991 we have taken more than $1.5 billion out of our cost structure.
   "Our return on capital employed, excluding special items, increased to
14.7 percent for the year 1997 compared with 12.8 percent last year. Due to the company's continued financial success and its excellent opportunities for growth, the Board of Directors approved a $6.3 billion capital program for 1998, the largest in the company's history. This capital program will allow us to build on the exploration and production successes we've had in West Africa, Kazakhstan, Australia, the North Sea, offshore eastern Canada and the deep water areas of the Gulf of Mexico".
   "A number of significant highlights affecting our current and future operations occurred in 1997," said Derr. These included:

-- Worldwide Liquids Production. Worldwide net liquids production increased by 3 percent to 1.074 million barrels per day, the highest level since
1985, reflecting increased production in Kazakhstan and West Africa.
-- Caspian Sea Region. Gross liquids production from the Tengiz field in 1997 averaged about 155,000 barrels per day, an increase of 38 percent over 1996 average production.  In July, Tengizchevroil (TCO), the company's 45-percent owned affiliate, announced the construction of a fifth oil and gas processing plant at Tengiz, to be commissioned by the end of 1999. This $250 million expansion project is expected to boost production capacity to 240,000 barrels per day. TCO continues to successfully move crude oil by pipeline, barge and rail car and looks forward to the completion of a direct pipeline to the Black Sea by the Caspian Pipeline Consortium (CPC). In May 1997, Chevron acquired a 15 percent interest in CPC. In addition, the company signed an agreement with the Republic of Azerbaijan to explore the Absheron Offshore Block in the southern Caspian Sea.
-- Angola.   The first production of crude oil from the Ndola and Sanha
Fields, offshore Angola, began in April and August 1997, respectively, opening a new production area for Chevron's Angolan operations. Also, the company announced two giant crude oil discoveries in Block 14, a contract area adjacent to our major areas of production, and the company's first finds in that country's deep-water. Chevron is operator and holds a 31 percent interest in Block 14.
-- LL-652 Operating Agreement, Venezuela. Chevron and its partners successfully bid to operate the LL-652 oil field in Venezuela's Lake Maracaibo. Chevron, with a 30 percent interest, will operate the field under a 20-year contract beginning in 1998. The field currently is producing 11,700 barrels per day. The partners are preparing a field development plan that is expected to increase production to the field's estimated potential of 115,000 barrels per day by 2006.
-- Hibernia, Eastern Canada. In November, initial production began from the Hibernia oil development project, off the east coast of Newfoundland, in which Chevron has an approximate 27 percent interest. At year-end 1997, production from two wells had reached 60,000 barrels per day.
-- Deep Water Gulf of Mexico. Chevron acquired 134 additional offshore Louisiana and Texas leases at federal sales during the year, furthering its intent to be a major participant in the development of the Gulf's deep waters. The company's deep water portfolio consists of 362 tracts in waters as deep as 8,500 feet, including an interest in the Genesis project, where first production is expected in late 1998.
-- Chemicals. Chevron and its partner, the Saudi Industrial Venture Capital Group, broke ground on a $650 million petrochemical complex in Al-Jubail, Saudi Arabia, which is scheduled to be completed in 1999. The facilities will manufacture cyclohexane and benzene, using Chevron's proprietary
Aromax technology. In a separate development, Chevron Chemical signed a memorandum of understanding in May with a subsidiary of Petroleos de Venezuela, S.A. to study the feasibility of an integrated aromatics project in Venezuela. In the United States, a major expansion and debottlenecking of the Port Arthur, Texas ethylene plant was completed during the year.

   "These events will help position the company to continue growing its core international petroleum and chemicals businesses and to help mitigate the effects of possible adverse economic pressures," said Derr. "The recent fall of crude oil and natural gas prices in late 1997 and early 1998 will further challenge us to find areas where we can develop profitable revenue-generating opportunities and, at the same time, continue to find ways to reduce the costs of current operations."
   Total revenues in 1997 were $42.0 billion, down 4 percent from $43.9 billion in 1996. Fourth quarter revenues of $10.3 billion were 10 percent lower than 1996 fourth quarter revenues of $11.5 billion. Revenues for the year declined on lower crude oil and refined product prices and lower U.S. natural gas production. These factors were mitigated partially by increased refined product sales volumes and higher natural gas prices.
   Foreign currency gains included in net income were $231 million in 1997 compared with losses of $26 million in 1996. For the fourth quarter of 1997, foreign currency gains were $190 million compared with currency losses of $12 million in the 1996 fourth quarter. The foreign currency gains for 1997 primarily occurred in the Caltex areas of operation.

                           Exploration and Production
                           --------------------------
U.S. Exploration and Production
-------------------------------
$ Millions                           Fourth Quarter                 Year
                                     --------------            ---------------
                                     1997      1996            1997      1996
                                     ----      ----            -----     -----
Operating Earnings                   268       418               972     1,109
Special Items                         51       (30)               83       (22)
                                     ---       ---             -----      -----
   Net Earnings                      319       388             1,055     1,087
                                     ===       ===             =====      =====

   U.S. exploration and production earnings declined for the year and fourth quarter mainly due to lower crude oil prices and higher exploration expenses. For the year, the company's average crude oil realization of $17.68 per barrel was $1.12 lower than the $18.80 averaged for 1996. In the fourth quarter, average realizations were $17.26, down by more than $4.00 from $21.32 per barrel in the prior-year quarter. Average natural gas prices increased $0.14 to $2.42 per thousand cubic feet for the year and increased $.09 to $2.77 per thousand cubic feet in the fourth quarter, from comparable 1996 periods.
   Net liquids production for the year averaged 343,000 barrels per day, up from 341,000 in 1996. Fourth quarter 1997 production also averaged 343,000 barrels per day, which was flat compared with the prior-year fourth quarter. Net natural gas production in 1997 averaged 1.849 billion cubic feet per day, down about 1 percent from 1996. For the 1997 fourth quarter, natural gas production averaged 1.779 billion cubic feet per day, down from 1.940 billion in the year-earlier quarter, primarily reflecting normal field declines and property sales.
   Special items in the fourth quarter 1997 included net gains on producing property sales, offset partially by charges for asset write-downs, and litigation and severance provisions. Earnings for the year also included gains from the sales of producing properties earlier in the year, partially offset by provisions for environmental remediation and the cost of the company's employee performance stock option program.

International Exploration and Production
----------------------------------------
$ Millions                           Fourth Quarter                Year
                                     --------------         ---------------
                                     1997      1996         1997       1996
                                     ----      ----         -----      -----
Operating Earnings                    265       333         1,197      1,142
Special Items                          (4)       76            55         69
                                     ----      ----         -----      -----
   Net Earnings                       261       409         1,252      1,211
                                     ====      ====         =====      =====

   Strong international upstream earnings reflected higher crude oil sales volumes. For the year 1997, net liquids production increased 4 percent to 731,000 barrels per day. Kazakhstan, Nigeria and Congo were the principal sources of the increase. Fourth quarter 1997 liquids production was up 1 percent to 743,000 barrels per day compared with the 1996 quarter. The fourth quarter 1997 increase was mitigated by lower production from Tengiz, due to maintenance and debottlenecking activities. Net natural gas production decreased about 1 percent for the year to 576 million cubic feet per day in 1997 and decreased about 9 percent to 567 million cubic feet per day in the 1997 fourth quarter. Net natural gas production declines for the year and quarter occurred in Canada, Kazakhstan, the U.K. and Indonesia. Partially offsetting these declines was initial commercial natural gas production in Nigeria, where the Escravos Natural Gas Project began operation in 1997.

   For the eighth consecutive year net production and proved reserves increased, reflecting the company's success in its strategy to grow international operations. In 1997, the company estimates it replaced about 110 percent of its international oil and gas production through additions to proved reserves. Further production increases are expected in 1998 as new developments come on stream in West Africa; offshore Canada where the Hibernia oil field began production in November 1997; and from continued expansion of the Tengiz field in Kazakhstan.
   The special item included in 1997 fourth quarter income was a charge for a prior-year tax settlement. For the year, net income included the benefits from gains on asset sales and a net favorable prior-year tax settlement, partially offset by a charge for the cost of the employee performance stock option program.
   Earnings for the year 1997 and fourth quarter 1997 included net foreign exchange gains of $77 million and $43 million, respectively. Earnings for the comparable periods in 1996 included net foreign exchange losses of $27 million and $22 million. These earnings impacts primarily reflected currency rate swings of the U.S. dollar relative to the Australian dollar and the British pound.

                              Refining and Marketing
                              ----------------------

U.S. Refining and Marketing
---------------------------
$ Millions                           Fourth Quarter                Year
                                     --------------            --------------
                                     1997      1996            1997      1996
                                     ----      ----            ----      ----
Operating Earnings (Loss)             174       (28)            662       290
Special Items                         (18)      (60)            (61)      (97)
                                     ----      ----            ----      ----
   Net Earnings (Loss)                156       (88)            601       193
                                     ====      ====            ====      ====

   Operating earnings for U.S. refining and marketing in 1997 were the highest since 1988. The significant improvement in earnings compared with the same periods for 1996 was driven by higher demand for refined products and improved sales margins, reflecting both lower crude oil costs and lower operating expenses.
   Refined product sales volumes increased by 6 percent to 1,193,000 barrels per day in 1997; fourth quarter 1997 volumes increased by 3 percent to 1,164,000 barrels per day. Most of this increase reflects higher gasoline sales volumes in both 1997 periods.
   For 1997, U.S. refined product sales realizations declined about $1.00, or 3 percent, to $28.93 per barrel. Fourth quarter realizations declined about 7 percent compared with the 1996 quarter.
   Fourth quarter 1997 net income included special charges arising from the disposition of three domestic tankers. Additionally, special items for the year 1997 included provisions for environmental remediation, a litigation issue and the cost of the company's employee performance stock option program.

International Refining and Marketing
------------------------------------
$ Millions                           Fourth Quarter                  Year
                                     --------------            --------------
                                     1997      1996            1997      1996
                                     ----      ----            ----      ----
Operating Earnings                    133        29             367       167
Special Items                           6      (201)            (69)       59
                                     ----      ----            ----      ----
   Net Earnings (Loss)                139      (172)            298       226
                                     ====      ====            ====      ====

   International refining and marketing operational earnings increased significantly for the fourth quarter and year 1997 relative to the same 1996 periods. The higher 1997 earnings were largely attributable to Caltex, Chevron's 50-percent owned affiliate, and reflected currency gains of $162 million for the year and $143 million for the quarter, as Asian currencies generally weakened against the U.S. dollar. The largest currency impact was in Korea, as a result of local tax benefits on currency losses from U.S. dollar-denominated liabilities.
   Partially offsetting Caltex's currency gains were inventory valuation losses associated with the recent decline in crude oil prices and higher provisions for the uncollectibility of receivables in Asia, totaling about $50 million. Absent these effects, Caltex's operations were approximately break-even in the fourth quarter 1997, as higher local currency costs for crude oil were not immediately recoverable in the marketplace. Caltex's annual earnings, excluding the above-mentioned effects, increased as margins in certain of its major markets improved from last year's depressed levels.
   Effective October 1, 1997, Caltex changed the functional currency of its
Korean and Japanese affiliates to the U.S. dollar.     International refining
and marketing earnings included foreign exchange gains (including the company's share of Caltex's gains) of $154 million and $151 million for 1997 and the fourth quarter 1997, respectively. Earnings for 1996 included foreign exchange losses of $17 million, while earnings for the fourth quarter 1996 included gains of $5 million.
   During the fourth quarter 1997, the company withdrew from the U.K. refining and marketing business. Excluding the sales from this discontinued business, refined product sales volumes declined by 6 percent to 783,000 barrels per day in 1997. For the fourth quarter 1997, sales volumes declined by 2 percent to 815,000 barrels per day compared with sales for the same period in 1996.
    Earnings for international refining and marketing in the fourth quarter 1997 included special item gains of $6 million from last-in first-out (LIFO) inventory adjustments, mostly from Caltex operations. For the year 1997, earnings also included a third quarter 1997 special charge for the company's withdrawal from the U.K. refining and marketing business and second quarter 1997 charges for the cost of the employee performance stock option program. In the fourth quarter 1996, special items included a charge related to the then-expected merger of the company's United Kingdom refining and marketing operations with two other oil companies.

                                  Chemicals
                                  ---------

Chemicals                            Fourth Quarter                Year
---------                            --------------            --------------
$ Millions                           1997      1996            1997      1996
                                     ----      ----            ----      ----
Operating Earnings                     41        36             224       228
Special Items                          22         -               4       (28)
                                     ----      ----            ----      ----
   Net Earnings                        63        36             228       200
                                     ====      ====            ====      ====

   Operating earnings for the year 1997 were nearly flat with those of 1996. Earnings for 1997 benefited from reduced depreciation expense, as a result of a reassessment of the useful lives of certain assets. This benefit was offset partially by higher operating expenses, related to maintenance and expansion activities during the year. Earnings for 1996 benefited from a non-recurring receipt of insurance proceeds.

   Fourth quarter 1997 net income included benefits from special items, primarily gains from the sale of an equity interest in a European chemical company. This gain was partially offset by losses from a partial shutdown of certain U.S chemical manufacturing assets and an unfavorable LIFO inventory adjustment.


                           Coal and Other Minerals
                           -----------------------

Coal and other minerals              Fourth Quarter                Year
------------------------             --------------            --------------
$ Millions                           1997      1996            1997      1996
                                     ----      ----            ----      ----
Operating Earnings                     11        10              50        48
Special Items                           -         1              (2)       (2)
                                     ----      ----            ----      ----
   Net Earnings                        11        11              48        46
                                     ====      ====            ====      ====

   Coal earnings increased slightly in 1997, primarily due to higher equity affiliate earnings.

                             Corporate and Other
                             -------------------

Corporate and other                  Fourth Quarter                Year
-------------------                  --------------            --------------
$ Millions                           1997      1996            1997      1996
                                     ----      ----            ----      ----
Operating Charges, Net                (85)     (113)           (292)     (333)
Special Items                          65        (7)            120       (23)
                                     ----      ----            ----      ----
   Net Charges                        (20)     (120)           (172)     (356)
                                     ====      ====            ====      ====

   Corporate and other operating charges declined by $41 million in 1997, as a result of lower interest expense on reduced debt levels combined with higher interest income and lower insurance costs.
   The benefits of special items in the fourth quarter 1997 were due primarily to favorable prior-year tax adjustments. In addition, special items for the year included an additional prior-year tax adjustment, along with charges for the write-down of certain telecommunications equipment and the cost of the employee performance stock option program.

                     Capital and Exploratory Expenditures
                     ------------------------------------

   Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $5.541 billion for the year 1997, compared with $4.840 billion spent in 1996. Fourth quarter expenditures were $1.740 billion and $1.591 billion in 1997 and 1996, respectively. In 1997, exploration and production spending totaled $3.586 billion, of which 54 percent was spent in international areas.
   The company recently announced its 1998 capital and exploratory budget at a record $6.3 billion, a 14 percent increase from 1997 expenditures. About 63 percent of the total capital program, or nearly $4.0 billion, is earmarked for worldwide exploration and production. Consistent with the company's strategy to expand its international exploration and production business, about $2.5 billion of these expenditures will be made outside of the United States.

                   CHEVRON CORPORATION - FINANCIAL REVIEW                -1-
                           (MILLIONS OF DOLLARS)


CONSOLIDATED STATEMENT OF INCOME
--------------------------------
          (unaudited)
                                            Fourth Quarter       Twelve Months
                                         -------------------  -----------------
REVENUES:                                   1997       1996      1997     1996
                                         -------    --------  -------   -------
 Sales and Other Operating Revenues (1) $ 9,712   $ 11,265   $ 40,583 $ 42,782
 Income from Equity Affiliates              207         81        742      767
 Other Income                               390        165        679      344
                                         -------    --------   -------  -------
                                         10,309     11,511     42,004   43,893
                                         -------    --------   -------  -------
COSTS AND OTHER DEDUCTIONS:
 Purchased Crude Oil and Products         4,599      6,109     20,223   22,826
 Operating Expenses                       1,303      1,719      5,280    6,007
 Selling and Administrative Expenses        496        334      1,533    1,377
 Exploration Expenses                       205        126        493      455
 Depreciation, Depletion and Amortization   657        603      2,300    2,216
 Taxes Other Than on Income (1)           1,512      1,550      6,307    5,908
 Interest and Debt Expense                   85         90        312      364
                                         -------    -------    -------  -------
                                          8,857     10,531     36,448   39,153
                                         -------    -------    -------  -------
Income Before Income Tax Expense          1,452        980      5,556    4,740
 Income Tax Expense                         523        516      2,246    2,133
                                         -------    -------    -------  -------
NET INCOME                              $   929   $    464   $  3,310 $  2,607
                                         =======    =======    =======  =======

PER SHARE AMOUNTS
 Earnings - Basic                       $  1.41   $    .71   $   5.05 $   3.99
 Earnings - Diluted                     $  1.41   $    .71   $   5.03 $   3.98
 Dividends                              $   .58   $    .54   $   2.28 $   2.08

Average Common Shares
  Outstanding (000's)                   656,953    653,019    654,991  652,769


EARNINGS BY MAJOR OPERATING AREA
--------------------------------
         (unaudited)                        Fourth Quarter       Twelve Months
                                         -----------------    ----------------
                                            1997      1996      1997     1996
                                         -------   -------    -------   ------
Exploration and Production
 United States                          $   319  $    388   $  1,055 $  1,087
 International                              261       409      1,252    1,211
                                         -------   -------    ------   ------
   Total Exploration and Production         580       797      2,307    2,298
                                         -------   -------    ------   ------
Refining, Marketing and Transportation
 United States                              156        (88)      601      193
 International                              139       (172)      298      226
                                         -------   -------    ------   ------
   Total Refining, Marketing
     and Transportation                     295       (260)      899      419
                                         -------    ------    ------   -------
   Total Petroleum Operations               875        537     3,206    2,717
Chemicals                                    63         36       228      200
Coal and Other Minerals                      11         11        48       46
Corporate and Other (2)                     (20)      (120)     (172)    (356)
                                         -------    ------    ------   ------
NET INCOME                              $   929   $    464  $  3,310 $  2,607
                                         =======    ======    ======   ======

 (1)  Includes consumer excise taxes    $ 1,326   $  1,357  $  5,574 $  5,202
 (2)  Corporate and Other   includes interest expense, interest income on
      cash and marketable securities, corporate center costs, and real estate and insurance activities.

                          CHEVRON CORPORATION - FINANCIAL REVIEW         -2-
                                  (MILLIONS OF DOLLARS)

SPECIAL ITEMS BY MAJOR OPERATING AREA       Fourth Quarter     Twelve Months
-------------------------------------     -----------------    ---------------
           (unaudited)                       1997      1996      1997     1996
                                          -------   -------    -------   -----
U.S. Exploration and Production          $    51   $   (30)   $     83  $  (22)
International Exploration and Production      (4)       76          55      69
U.S. Refining, Marketing
  and Transportation                         (18)      (60)        (61)    (97)
International Refining, Marketing
  and Transportation                           6      (201)        (69)     59
Chemicals                                     22         -           4     (28)
Coal and Other Minerals                        -         1          (2)     (2)
Corporate and Other *                         65        (7)        120     (23)
                                          -------   -------    -------   -----
  Total Special Items                    $   122    $ (221)   $    130  $  (44)
                                          =======   =======    =======   =====

SUMMARY OF SPECIAL ITEMS                    Fourth Quarter      Twelve Months
------------------------                 ------------------    ---------------
    (unaudited)                             1997      1996       1997     1996
                                         -------   -------     -------   -----
Asset Dispositions                       $   156   $    95    $    183  $  391
Asset Write-offs and Revaluations            (78)     (289)        (86)   (337)
Environmental Remediation Provisions           -        (1)        (35)    (54)
Prior-Year Tax Adjustments                    54         -         152      52
Restructurings & Reorganizations              (6)        3          (6)    (14)
LIFO Inventory (Losses) Gains                  5        (4)          5      (4)
Other, Net                                    (9)      (25)        (83)    (78)
                                          ------   -------    --------   -----

  Total Special Items                    $   122   $  (221)   $    130  $  (44)
                                          =======   =======    =======   =====

FOREIGN EXCHANGE GAINS (LOSSES)          $   190   $   (12)   $    231  $  (26)
------------------------------

EARNINGS BY MAJOR OPERATING AREA
     EXCLUDING SPECIAL ITEMS
--------------------------------
          (unaudited)                       Fourth Quarter      Twelve Months
                                         -----------------    ----------------
                                            1997      1996       1997     1996
                                         -------   -------    -------   ------
Exploration and Production
  United States                          $   268   $   418    $   972  $ 1,109
  International                              265       333      1,197    1,142
                                          -------   -------    ------   ------
   Total Exploration and Production          533       751      2,169    2,251
                                          -------   -------    ------   ------
Refining, Marketing and Transportation
  United States                              174        (28)     662       290
  International                              133         29      367       167
                                          -------   -------   -------   ------
   Total Refining, Marketing
     and Transportation                      307          1    1,029       457
                                          -------   -------   -------   ------
   Total Petroleum Operations                840        752    3,198     2,708
Chemicals                                     41         36      224       228
Coal and Other Minerals                       11         10       50        48
Corporate and Other *                        (85)      (113)    (292)     (333)
                                          -------   -------   -------   ------
   Earnings Excluding Special Items          807        685    3,180     2,651

Special Items                                122       (221)     130       (44)
                                          -------   -------   -------   ------
   Net Income                            $   929   $    464  $  3,310  $ 2,607
                                          =======   =======   =======   ======

  * "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

                         CHEVRON CORPORATION - FINANCIAL REVIEW             -3-


OPERATING STATISTICS (1)                Fourth Quarter          Twelve Months
--------------------                   ---------------         --------------
                                        1997     1996          1997      1996
                                        ----     ----          ----      ----
NET LIQUIDS PRODUCTION (MB/D):
  United States                          343      343           343       341
  International                          743      735           731       702
                                       -----    -----         -----     -----
     Worldwide                         1,086    1,078         1,074     1,043
                                       =====    =====         =====     =====

NET NATURAL GAS PRODUCTION (MMCF/D):
  United States                        1,779    1,940         1,849     1,875
   International                         567      625           576       584
                                       -----    -----         -----    -----
     Worldwide                         2,346    2,565         2,425     2,459
                                       =====    =====         =====     =====

SALES OF NATURAL GAS LIQUIDS (MB/D):

  United States                         151       124            132      187
  International                          45         3             43       36
                                      -----    ------          -----    -----
     Worldwide                          196       162            175      223
                                      =====    ======          =====    =====

SALES OF REFINED PRODUCTS (MB/D):
  United States                       1,164     1,127          1,193    1,122
  International                         889       934            886      944
                                      -----     -----          -----    -----
     Worldwide                        2,053     2,061          2,079    2,066
                                      =====     =====          =====    =====

REFINERY INPUT (MB/D):

  United States                          933      942            933      951
  International                          556      524            565      537
                                       -----    -----          -----    -----
     Worldwide                         1,489    1,466          1,498    1,488
                                       =====    =====          =====    =====

CHEMICALS SALES & OTHER OPERATING
  REVENUES (millions of dollars) (2)
   United States                     $   742  $   718        $ 3,045  $ 2,936
   International                         155      147            588      605
                                       -----    -----          -----    -----
     Worldwide                       $   897  $   865        $ 3,633  $ 3,541
                                       =====    =====          =====    =====

(1) Includes interest in affiliates
(2) Includes sales to other Chevron companies